           As filed with the Securities and Exchange Commission
                        on May 21, 1998
                                   Registration No. 333-_____
________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
          _____________________________________________
                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
          _____________________________________________

                      BCSB BANKCORP, INC.
---------------------------------------------------------------
    (Exact name of Registrant as Specified in Its Charter)

         United States                            Requested
---------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

                 4111 East Joppa Road, Suite 300
                   Baltimore, Maryland  21236
                        (410) 256-5000
----------------------------------------------------------------
            (Address of Principal Executive Offices)

              Baltimore County Savings Bank, F.S.B.
        Employee's Savings & Profit Sharing Plan and Trust
----------------------------------------------------------------
                    (Full Title of the Plan)

                      J. Mark Poerio, Esquire
                     Joel E. Rappoport, Esquire
                 Housley Kantarian & Bronstein, P.C.
                  1220 19th Street N.W., Suite 700
                     Washington, D.C.  20036
----------------------------------------------------------------
               (Name and Address of Agent For Service)

                        (202) 822-9611
----------------------------------------------------------------
 (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE
==============================================================================
Title of                            Proposed Maximum  Proposed Maximum    Amount of
Securities to         Amount to be   Offering Price  Aggregate Offering Registration
be registered(1)      registered(2)    Per Share(3)       Price(4)            Fee
------------------------------------------------------------------------------------
Common Stock, $.01
par value per share     114,600          $10             $1,146,000        $338.07
===================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests available pursuant to the Baltimore County Savings Bank, F.S.B. Employees' Savings & Profit Sharing Plan and Trust (the "Plan"), described herein.
(2) Estimates the maximum number of shares expected to be issued under the Plan assuming that all employer and employee contributions to the Plan are used to purchase shares of Common Stock of BCSB Bankcorp, Inc. in the reorganization of Baltimore County Savings Bank, F.S.B. to a mutual holding company form of organization, together with an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization or similar adjustment(s) of the Common Stock of BCSB Bankcorp, Inc.
(3) Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on maximum subscription price of $10.00 per share of the Common Stock of BCSB Bankcorp, Inc., as currently offered in the stock issuance described herein.
(4) Estimated based on (2) and (3) above.

  THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
AUTOMATICALLY UPON THE DATE OF FILING, IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933.

                        PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
-------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
-------  INFORMATION*

  *This Registration Statement relates to the registration of 114,600 shares of Common Stock, $.01 par value per share, of BCSB Bankcorp, Inc. (the "Company") reserved for issuance and delivery under the Baltimore County Savings Bank, F.S.B. Employees' Savings & Profit Sharing Plan and Trust (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
-------

  The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") on May 13, 1998 and, accordingly, will be filing periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

  The following document filed by the Company is incorporated in this Registration Statement by reference: the Prospectus for the Common Stock (the "Prospectus"), included in the Company's Registration Statement on Form SB-2 (Commission File No.333-44831)

  ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY AND THE PLAN PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

GENERAL

  The Company is authorized to issue 13,500,000 shares of Common Stock and 1,500,000 shares of serial preferred stock, $0.01 par value per share. The Company currently expects to issue between 1,469,650 and 1,988,350 shares, subject to adjustment up to 2,286,602 shares, of the Common Stock and no shares of serial preferred stock in the Stock Issuance. The Company will reserve for future issuance under an option plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Company's offering of Common Stock pursuant to a Plan of Stock Issuance. THE CAPITAL STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

COMMON STOCK

  Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting

rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. For information regarding a possible reduction in voting rights, see "Certain Restrictions on Acquisition of the Company and the Bank -- Certain Anti-Takeover Provisions in the Charter and Bylaws -- Restrictions on Acquisitions of Securities" in the Prospectus incorporated herein by reference.

  Dividends. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividend Policy," "Regulation -- Dividend Limitations" and "Taxation" in the Prospectus incorporated herein by reference. For information as to the possible waiver of dividends by the MHC, see "Waiver of Dividends by the MHC" in the Prospectus incorporated herein by reference.

  Liquidation. In the event of any liquidation, dissolution or winding up of Baltimore County Savings Bank, F.S.B. (the "Bank"), the Company, as holder of all of the Bank's capital stock, would be entitled to receive all assets of the Bank after payment of all debts and liabilities of the Bank and after distribution or provisions for distributions in settlement of any liquidation account, and distributions or provisions for distributions to holders of any class or series of stock having preference over Common Stock. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock.

  Restrictions on Acquisition of the Common Stock. For information regarding limitations on acquisition of shares of the Common Stock, see "Certain Restrictions on Acquisition of the Company and the Bank -- Certain Anti-Takeover Provisions in the Charter and Bylaws" and "The Reorganization and Stock Issuance -- Regulatory Restrictions on Acquisition of the Common Stock" in the Prospectus incorporated herein by reference

  Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

  Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock will be Chase-Mellon Shareholder
Services, New York, New York.

SERIAL PREFERRED STOCK

  None of the 1,500,000 authorized shares of serial preferred stock of the Company will be issued in the Stock Issuance.
After the Stock Issuance is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock. Should the Board of Directors of the Company subsequently issue serial preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL
------

  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

    Federal Regulations define areas for indemnity coverage by Baltimore County Savings Bank, F.S.B. (the "Bank") as follows:

  (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the Bank shall be indemnified by the Bank, as the case may be, for:

    (i) Any amount for which such person becomes liable under a judgment in such action; and

    (ii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights to indemnification if the person attains a favorable judgment in such enforcement action.

  (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

    (i) The Bank shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

    (ii) The Bank shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits, if a majority of the disinterested directors of the Bank determines that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose which he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its members.

  (c)  As used in this paragraph:

    (i) "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

    (ii) "final judgment" means a judgment, decree, or order which is not appealable and as to which the period for appeal has expired with no appeal taken;

    (iii) "settlement" includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

  Office of Thrift Supervision regulations subject the Company to the same indemnification regulations applicable to the Bank and described above.

  The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

  Not applicable.


ITEM 8.  EXHIBITS
------

  4.1    Baltimore County Savings Bank, F.S.B. Employees'
         Savings & Profit Sharing Plan and Trust, and Adoption
         Agreement (the "Plan")


  4.2    Summary Plan Description of the Plan

  4.3    Forms of Enrollment Form and Change of Investment
         Allocation to be made available to Plan Participants with respect to the investment of their accounts under the Plan

  4.4 Charter of BCSB Bankcorp, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company's Registration
         Statement Form SB-2 (SEC Registration No. 333-44831))

  4.5 Bylaws of BCSB Bankcorp, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company's Registration
         Statement on Form SB-2 (SEC Registration No.
         333-44831))

  5.1 Opinion of Housley Kantarian & Bronstein, P.C. as to the legality of the Common Stock being registered

  5.2    Favorable Determination Letter from the Internal
         Revenue Service dated December 20, 1995, regarding the tax-qualification of the Plan

  23.1   Consent of Housley Kantarian & Bronstein, P.C.
         (appears in their opinion filed as Exhibit 5.1)

  23.2   Consent of Anderson Associates LLP

  24 Power of Attorney (contained in the signature page to this Registration Statement)

  99.1 Copy of the Plan's most recent Annual Report, as filed with the Internal Revenue Service on Form 5500

ITEM 9.  UNDERTAKINGS
------

  1. The undersigned registrant hereby undertakes that it will:

    (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section
    10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required in a post-effective amendment is contained in periodic reports filed with the Commission by the registrant under the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (b) For the purpose of determining any liability under the Securities Act of 1934, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

    (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                      SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of Baltimore, State of Maryland, on May 20, 1998.

                           BCSB BANKCORP, INC.

                            By: /s/ Michael J. Dietz
                                ----------------------------
                                Michael J. Dietz, President
                                (Duly Authorized Representative)

                   POWER OF ATTORNEY

 We, the undersigned Directors of BCSB Bankcorp, Inc., hereby severally constitute and appoint Gary C. Loraditch with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Gary C. Loraditch may deem necessary or advisable to enable BCSB Bankcorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of BCSB Bankcorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Gary C. Loraditch shall do or cause to be done by virtue thereof.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signatures                        Title                          Date
----------                         -----                          -----

/s/ Michael J. Dietz             President and Director            May 20, 1998
----------------------------     (Principal Executive Officer)
Michael J. Dietz


/s/ Gary C. Loraditch            Vice President, Secretary and     May 20, 1998
----------------------------     Treasurer
Gary C. Loraditch                (Principal Financial and
                                 Accounting Officer)


/s/ Henry V. Kahl                Chairman of the Board of          May 20, 1998
-----------------------------    Directors
Henry V. Kahl


/s/ H. Adrian Cox                Vice Chairman of the Board        May 20, 1998
-----------------------------    of Directors
H. Adrian Cox


/s/ William M. Loughran          Vice President and Director       May 20, 1998
-----------------------------
William M. Loughran

/s/ Martin F. Meyers             Director                          May 20, 1998
-----------------------------
Martin F. Meyers

/TABLE

 Signatures                        Title                          Date
----------                         -----                          -----


                                 Director
-----------------------------
John J. Panzer, Jr.


/s/ P. Louis Rohe, Jr.           Director                          May 20, 1998
-----------------------------
P. Louis Rohe, Jr.


                                 Director
-----------------------------
Frank W. Dunton


      Pursuant to the requirements of the Securities Act of 1933, the undersigned trustee of the Baltimore County Savings Bank, F.S.B. Employees' Savings & Profit Sharing Plan and Trust has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, State of Maryland, on May 20, 1998.


                     Baltimore County Savings Bank, F.S.B.,
                     as Trustee of the Common Stock Fund under the Baltimore County Savings Bank, F.S.B. Employees' Savings & Profit Sharing Plan and Trust




                     By: /s/ William M. Loughran
                         _______________________________________
                         William M. Loughran, Its Vice President

                   INDEX TO EXHIBITS




Exhibit    Description
-------    -----------

  4.1      Baltimore County Savings Bank, F.S.B. Employees'
           Savings & Profit Sharing Plan and Trust, and
           Adoption Agreement (the "Plan")

  4.2      Summary Plan Description of the Plan

  4.3      Forms of Enrollment Form and Change of Investment
           Allocation to be made available to Plan Participants with respect to the investment of their accounts under the Plan

  4.4 Charter of BCSB Bankcorp, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company's
           Registration Statement Form SB-2 (SEC Registration
           No. 333-44831))

  4.5 Bylaws of BCSB Bankcorp, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company's
           Registration Statement on Form SB-2 (SEC Registration
           No. 333-44831))

  5.1 Opinion of Housley Kantarian & Bronstein, P.C. as to the legality of the Common Stock being registered

  5.2      Favorable Determination Letter from the Internal
           Revenue Service dated December 20, 1995, regarding the tax-qualification of the Plan

 23.1      Consent of Housley Kantarian & Bronstein, P.C.
           (appears in their opinion filed as Exhibit 5.1)

 23.2      Consent of Anderson Associates LLP

 24 Power of Attorney (contained in the signature page to this Registration Statement)

 99.1 Copy of the Plan's most recent Annual Report, as filed with the Internal Revenue Service on Form 5500